EXHIBIT 16.1



January 31, 2000





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Gentlemen:

We have read Item 4 of Form 8-K dated January 31, 2000, of Millennium Sports Management, Inc., and are in agreement with the statement contained in item 4(a)(i), (ii), (iv), and (v) on Page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


Very truly yours,





Wiss & Company, LLP